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                                     UDC-5-7
Author:  Alan uding at PSC-LADWP
Date:    5/7/97  11:05 AM
Priority: Normal
TO: Paul Gribik at PSC-LADWP
TO: Hemant Lall at Not-Mac
TO: Dariush hirmohammadi at PSC-LADWP
Cc: Shashi Pandey at PSC-LADWP
CC: gbackus@boulder.earthnet.net%smtp at x400po subject: Follow-up opportunity for PSC from George Backus ------------------------------- Message contents -------------------------------
     As a follow-up from the group meeting McMenamin had which included Paul and George, George was invited in yesterday by Treasurers to talk with a group of SCE vP's which included Willie Hell er (strategic Planning) and Vikram Budhraja. (He met later in the day with SCE UDC folks too but that's not important right now.) The VP meeting turned out to be a tough group interview of George. He was grilled particulary hard by Willie Heller. Apparently Willie was satisfied because he wants George to set up a system and process for SCE to evaluate gaming options when dereg starts. Willie told him to get whatever additional help he needs. WH doesn't care if it's from PSC, Arthur Anderson, or McKinsey. George got the impression WH would prefer it not be McKinsey in order to maintain neutrality. This project is very confidential within Edison. George sees the following as what needs to be put together.
     1) George's SD model
     2) Paul's insights (and model) into how the ISO works, where are the holes in the ISO process, which ones should be plugged, which should be used, etc.
     3) Massive data input from the isO/Px when it's running
     4) Expert statistical skills (with a commodoties emphasis) in order to analyze whether results are due to model recommendations or just coincidence. (George mentioned Backsholes method and co-integration method as two examples of what he's thinking about.)
     5) set up a data "intelligence" process to determine when PG&E, Enron, southern, or any other entity is manipulating the market vs. just random market activity. HOw can Edison's maneuvers be "hidden' or "obscured".

     Willie wants to set up a gaming system so that hourly, daily, and monthly moves in the market can be explored, tested, analyzed, and then used. AS well as an overall strategy to guide the tactical decisions.
     can Psc provide assistance with items 2 thru 5 in working with George? I'd like to get back to George later today or tomorrow at least with a preliminary indication of PSC's interest.
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           To:   Fred Mobasheri
)          CC:    Dariush Shirmohamnadi
           From: Paul Gribik
           Re:   Market Surveillance
           Date: April 9, 1998

           The PX must ensure that its markets are stable and efficient. A participant may be able to employ strategies that increase its profits at the expense of the stability and efficiency of the PX and ISO markets. Such strategies can be developed t take inappropriate advantage of a number of areas including flaws in the PX and ISO Tariffs and Protocols.

           The PX must be able to identify when a participant may be using an inappropriate strategy in a timely fashion. To achieve this, the PX must have identified and studied a range of potentially inappropriate strategies that a participant may use. It must have identified "markers" or behavior patterns associated with these strategies so that it can quickly decide whether in-depth study is warranted. The markers can be associated with the bids submitted by a participant or with the behavior of the overall market.

           As the first step, the PX must undertake a detailed investigation of the ISO and PX Tariffs and Protocols. The PX should set-up a team to:

           1. Review the PX and ISO tariffs and Protocols to define clearly and precisely the operations of the markets. In particular, identify bidding, selection and pricing processes in detail.
           2. Investigate the interaction of the various markets. For example:
              2.1. Does bidding in one market may restrict a participant's ability to bid in another?
              2.2. May capacity be sold inappropriately more than once in different markets?
              2.3. Do related markets use consistent bid prices and quantities in (e.g. PX energy and ISO transmission markets)?
           3. Identify flaw in the various markets or inconsistencies between markets.
           4. Devise strategies that a participant could use to take advantage of the flaws discovered.
           5. Investigate the properties of the strategies and rank them in importance to study further.
              5.1. How detrimental is the strategy to market stability and efficiency?
              5.2. How profitable is the strategy to the participant
           6. Identify characteristic behavior that indicates that a participant is using an identified inappropriate strategy:
              6.1. Bidding behavior of the participant
              6.2. Behavior of the markets.

           The team should be staffed with personnel with a variety of experiences. It should include people with experience in electric utility operations, market operations and surveillance, economics, game theory.